Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated March 20, 2006, except for Note 19 which is as of September 27, 2006, relating to the consolidated financial statements, our reports dated March 20, 2006 relating to the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting, and schedule of Iconix Brand Group, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

September 28, 2006